Exhibit 99.1

  BSD MEDICAL HERALDS PUBLISHED STUDY SHOWING HYPERTHERMIA SIGNIFICANTLY
           IMPROVES EFFECTIVENESS OF RADIATION THERAPY IN TREATMENT OF
                        ADVANCED, RECURRENT BREAST CANCER

      Report by Duke University Researchers in Journal of Clinical Oncology
        Shows Adjunctive Hyperthermia Yields Nearly Threefold Improvement
       in Total Tumor Disappearance Compared With Stand-Alone Radiotherapy

SALT LAKE CITY--April 28, 2005-- BSD Medical Corp. (OTC:BSDM) (BULLETIN BOARD:
BSDM) today announced that researchers from Duke University Medical Center have authored a landmark report in the latest issue of the Journal of Clinical Oncology which describes a striking clinical advantage in the use of hyperthermia, or heat therapy, as an adjuvant to radiation therapy for patients with post-mastectomy chest wall recurrence, in comparison to patients who have been treated with radiotherapy alone.

According to the study published today in the May 1 edition of the Journal of Clinical Oncology, patients with post-mastectomy chest wall recurrence of breast cancer who were given hyperthermia (HT) treatment (heat therapy) as an adjunct to standard radiation experienced complete response (total disappearance of the tumor) at a rate nearly three times higher than those patients who received radiation treatment alone. The use of adjuvant hyperthermia also demonstrated a significant improvement in tumor control, among patients with recurrent melanoma as well as head and neck and other tumors when compared to stand-alone radiotherapy. This study was conducted by principal author and lead researcher Dr. Ellen Jones at the Duke University Medical Center.

The study followed 109 patients with superficial tumors (less than three centimeters from the skin's surface), the majority of whom were experiencing post-mastectomy chest wall recurrence as well as some who had head and neck and skin cancers. Patients were randomized to receive either radiation alone or radiation accompanied by HT twice a week throughout the course of their treatment. Of those patients who had received radiation therapy previously, 68 percent of those who received a second course of radiation therapy with HT experienced total tumor disappearance, while only 23.5 percent of those undergoing radiation therapy alone had their tumors disappear. Across all tumor types, the local tumor control rate was 48 percent with HT as opposed to 25 percent in the non-HT group.

"This persuasive evidence that hyperthermia, when used as an adjuvant to radiotherapy, should be the new standard of care for women experiencing chest wall recurrence following mastectomy," said Dr. Jones. "With hyperthermia, we have an immediate opportunity to increase the efficacy and tolerability of existing treatments for cancer patients. By doing so, we can improve their quality of life and maintain their dignity at a time when many have lost all hope and believe no remaining treatment options are available. Further study may indicate whether we can also extend survival."

Hyperthermia, or the elevation of tumor temperature through the use of microwave energy, helps address the limitations of radiotherapy for many patients with advanced cancer. When recurrence has followed an initial course of radiation treatment, a second course may not be viable or must be delivered in a much lower, less effective dosage. Hyperthermia increases blood and oxygen circulation within the tumor, thus making a lower dose of radiation more effective.

The benefits of hyperthermia as an anti-cancer modality have been documented by published research and in clinical practice. Widespread adoption has been impaired by issues such as reimbursement, lack of awareness, and limited availability of the technology, which is now changing.

The publication of this study has significant implications for many advanced stage cancer patients. For example, more than 215,000 women are diagnosed with breast cancer in the U.S. each year and at least five percent will experience a recurrence of the tumor in the chest wall following mastectomy. This recurrence can be extremely painful and cause sores that are highly visible, difficult to manage and emotionally upsetting for the patient. Many patients who have experienced chest wall recurrence following radiation may believe there are no options to consider because they have not heard of hyperthermia or discussed it with their physician.

According to Dr. Ellen Jones, "In addition to the exciting clinical benefits we have seen with hyperthermia in this most recent study, we are also very encouraged that we were able to deliver a dosage based on dosimetric principles established in the pre-clinical setting. This is noteworthy because we were using hyperthermia technology that is conceptually similar but not nearly as technically sophisticated as commercially available systems that simplify the therapy."

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"As the clinical evidence supporting the use of hyperthermia in cancer treatment continues to mount, it is important for patients to know that hyperthermia is FDA approved and already offered by more than 30 major cancer treatment centers in the United States and in other countries throughout the world," said Hyrum A. Mead, president and CEO of BSD Medical. "We are extremely gratified that this compelling research study by Dr. Ellen Jones was published in such a prestigious peer-reviewed journal, and are hopeful that it will serve as a call to action for physicians, patients and advocates to become fully educated about hyperthermia therapy and the important role that it can play right now in improving the treatment of cancer for many people."

About BSD Medical
BSD Medical Corporation is a leading developer of systems that employ focused microwave/radiofrequency energy to treat diseases and other medical conditions, including cancer, by creating precisely elevated temperatures within the diseased site, as required by a number of medical therapies. For more information about BSD Medical Corp., visit http://www.bsdmc.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and forecasts of future sales, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.